Exhibit 4.1
STOCK PURCHASE AGREEMENT

AMONG

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

AND

THOMAS J. ELOWSON,

HELGE SOLBERG,

RAYMOND LEITZ,

AND

ACXESS, INC.

JULY 24 , 2007

i

STOCK PURCHASE AGREEMENT

Agreement entered into on July 24, 2007, by and among Thomas J. Elowson, Helge Solberg, and Raymond Leitz (collectively, the “Buyers”), Innovative Software Technologies, Inc., a California corporation (the “Seller”), and AcXess, Inc. a Florida corporation (the “Target”). The Buyers, the Seller and Target are referred to collectively herein as the “Parties.”

The Seller in the aggregate owns all of the outstanding capital stock of Target.

This Agreement contemplates a transaction in which (i) the Buyers will purchase the Target Shares from Seller, and the Seller will sell the Target Shares to Buyers, (ii) Target will redeem from Seller, and Seller will sell back to Target, the Redemption Shares for a consideration consisting of a promissory note and license grant.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.           Definitions.

 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyers” has the meaning set forth in the preface above.

“Buyers Note” has the meaning set forth in §2(b) below.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, no par value, of Target.

“Confidential Information” means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

“Controlled Group of Corporations” has the meaning set forth in Code Sec. 1563.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Party” has the meaning set forth in the preface above.

 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 “Purchase Price” has the meaning set forth in §2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

 “Target” has the meaning set forth in the preface above.

“Target Share” means shares of the Common Stock of the Target.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.           Purchase and Sale of Target Shares.

(a)           Basic Transaction On and subject to the terms and conditions of this Agreement, (i) the Buyers agree to purchase from Seller, and Seller agrees to sell to Buyers, all of the Target Shares, and (ii) Target agrees to redeem from Seller, and Seller will sell to Target, all of the Redemption Shares.

(b)           Purchase Price The purchase price to be paid by Buyers for the Target Shares (the "Purchase Price") shall be an amount equal to $1,015,543, to be paid in the form of the delivery to Seller of all 4,477,292 shares of Seller common stock held by Buyers and the cancellation of 5,978,349 options to purchase shares of Seller common stock held by Buyers.  The purchase price to be paid by Target for the Redemption Shares shall be $2,500,000, to be paid (i) by delivery to Seller of a promissory note in substantially the form of Exhibit A hereto in the principal amount of $1,000,000, which shall be secured by all of the assets of Target pursuant to a Security Agreement in substantially the form of Exhibit B hereto, and (ii) by the grant to Seller of a License Agreement valued at $1,500,000 in substantially the form of Exhibit C hereto (the "License Agreement").

(c)           The Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley and Lardner in Tampa, Florida, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyers and the Requisite Seller may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no earlier than July 10, 2007.

(d)           Deliveries at the Closing At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in this Agreement, (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in this Agreement, (iii) Seller will deliver to the Buyers and Target stock certificates representing Target Shares as specified in §2(b) above, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyers will deliver to Seller the consideration specified in §2(b) above, and (v) Target will deliver to Seller the consideration specified in §2(b) above.

3.           Representations and Warranties Concerning the  Transaction.

(a)           Representations and Warranties of the Seller Seller represents and warrants to the Buyers that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.

(i)           Organization of Seller.  If the Seller is a corporation, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)           Authorization of Transaction. The Seller has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

(iv)           Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyers could become liable or obligated.

(v)           Target Shares.  The Seller holds of record and owns beneficially the Target Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(b)           Representations and Warranties of the Buyers The Buyers represent and warrant to the Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and jointly and severally complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.

(i)           Authorization of Transaction.  The Buyers have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally  binding obligation of the Buyers, enforceable in accordance with its terms and conditions. The Buyers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyers is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyers is a party or by which it is bound or to which any of its assets is subject.

(iii)           Brokers’ Fees. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(iv)           Investment.  The Buyers are not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.           Pre-Closing Covenants The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)           General Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated  by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b)           Notices and Consents The Seller will cause each of the Target and its Subsidiaries to give any notices to third parties, and will cause each of the Target and its Subsidiaries to use its reasonable best efforts to obtain any third-party consents, that the Buyers reasonably may request in connection with the matters referred to in §4(c) above. Each of the Parties will (and the Seller will cause each of the Target and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(iii) and §3(b)(ii).

(c)           Full Access Seller will permit, and the Seller will cause each of the Target and its Subsidiaries to permit, representatives of the Buyers to have full access at all reasonable  times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries.

(d)           Exclusivity The Seller will not (and the Seller will not cause or permit any of the Target and its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyers immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.           Post-Closing Covenants The Parties agree as follows with respect to the period following the Closing.

(a)           General In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §7 below). The Seller acknowledges and agrees that from and after the Closing the Buyers will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and its Subsidiaries.

(b)           Litigation Support In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will  cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §7 below).

(c)           Transition Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. Each of the Seller will refer all customer inquiries relating to the businesses of the Target and its Subsidiaries to the Buyers from and after the Closing.

6.           Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyers The obligation of the Buyers to consummate the transactions to be performed by it in connection with the Closing is subject to  satisfaction of the following conditions:

(i)           the representations and warranties set forth in §3(a) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyers to own the Target Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iii)           the Seller shall have delivered to the Buyers a certificate to the effect that each of the conditions specified above in §7(a)(i)-(ii) is satisfied in all respects;

(iv)           the Parties shall have entered into the License Agreement; and

(v)           the Buyers shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than one director specified by Seller which director shall hold office for a minimum of one year from the date of closing and then hold office until Target holds its annual meeting.

The Buyers may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Obligation of the Seller The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)           the Buyers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)           no action, suit, or proceeding shall be pending [or threatened] before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)           the Buyers shall have delivered to the Seller  a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v)           all actions to be taken by the Buyers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this §6(b) if they execute a writing so stating at or prior to the Closing.

7.           Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in §3(a) shall survive the Closing hereunder and continue in full force and effect for a period of twelve months thereafter. All of the other  representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)           Indemnification Provisions for Benefit of the Buyers. In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §7(a) above, provided that the Buyers make a written claim for indemnification against the Seller pursuant to this §7 within such survival period, then the Seller agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller until the Buyers have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $20,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyers from and against all such Adverse Consequences relating back to the first dollar), and in no event shall Seller be obligated to indemnify Buyers hereunder for any amount in excess of the aggregate cash consideration paid to Seller for the Target Shares or Redemption Shares.

(c)           Indemnification Provisions for Benefit of the Seller In the event the Buyers breaches (or in the event any third party alleges facts that, if true, would mean the Buyers has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §7(a) above, provided that any of the Seller makes a written claim for indemnification against the Buyers pursuant to this §7 within such survival period, then the Buyers agrees to indemnify each of the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)           Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying  Party thereby is prejudiced.

(ii)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §7(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)           In the event any of the conditions in §7(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection  therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §7.

(e)           Determination of Adverse Consequences The Parties shall take into account the time cost of money using the then applicable prime interest rate plus 4% as the discount rate in determining Adverse Consequences for purposes of this §7. All indemnification payments under this §7 shall be deemed adjustments to the Purchase Price.

(f)           Other Indemnification Provisions Subject to §8(n), the foregoing indemnification provisions are the sole and exclusive remedy any Party may have for breach of representation, warranty, or covenant set forth in this agreement.

8.           Miscellaneous.

(a)           Press Releases and Public Announcements No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyers and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

(b)           No Third-Party Beneficiaries This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)           Succession and Assignment This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyers and the Seller; provided, however, that the Buyers may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyers nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)           Counterparts This Agreement may be executed in one  or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)           Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller: Innovative Software Technologies, Inc. 911 Ranch Road 620 North Suite 204 Lakeway, TX 78734 Attn: Christopher J. Floyd	Copy to:	Foley & Lardner 100 North Tampa Street Suite 2700 Tampa, FL 33602 Attn: Curt P. Creely

If to the Buyers: AcXess, Inc. 3701 FAU Blvd Suite 210 Boca Raton, FL 33431 Attn: Tom Elowson	Copy to:	Zimmerman Zimmerman & Miceli P.A. 737 East Atlantic Blvd Pompano Beach, FL 33060 Attn: Stephen Zimmerman

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)           Governing Law This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(i)           Amendments and Waivers No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Requisite Seller. No waiver by any Party of any default,  misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to  extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)           Severability Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses Each of the Parties, the Target, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agree that none of the Target and its Subsidiaries has borne or will bear any of the Seller’ costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the  transactions contemplated hereby.

(l)           Construction The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)           Incorporation of Exhibits, Annexes, and Schedules The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)           Specific Performance Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their  specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

(o)           Submission to Jurisdiction Each of the Parties submits to the jurisdiction of any state or federal court sitting in Texas, having the appropriate venue in accordance with applicable law, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

*   *   *   *   *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

AcXess, Inc.

By:	/s/ Thomas J. Elowson
Thomas J. Elowson
President

By:	/s/ Thomas J. Elowson
Thomas J. Elowson

By:	/s/ Raymon Leitz
Raymond Leitz

By:	/s/ Helge Solberg
Helge Solberg

Innovative Software Technologies, Inc.

By:	/s/ Christopher J. Floyd
Christopher J. Floyd
Chief Financial Officer

EXHIBIT A

SECURED PROMISSORY NOTE

$1,000,000	Tampa, Florida
_____________,_____, 2007

FOR VALUE RECEIVED, ACXESS, INC., a Florida corporation (the “Borrower”), hereby agrees to pay to INNOVATIVE SOFTWARE TECHNOLOGIES, INC. (the “Holder”), at 911 Ranch Road 620 North, Suite 204, Austin, Texas, 78734, or at such other place as the Holder may designate in writing from time to time, the principal sum of ONE MILLION DOLLARS ($1,000,000.00), together with interest on the principal balance of this obligation from time to time remaining unpaid, at the rate and at the times provided in this Note.  All payments required by this Note must be by legal tender of the United States of America.

1.           Interest.  The outstanding principal amount of this Note shall bear interest beginning on the date of this Note at a rate equal to ten percent (10%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed through the actual payment date.  Interest shall accrue and be paid at maturity with the principal balance.  Notwithstanding anything contained herein, from and after the occurrence and during the continuance of an Event of Default pursuant to Section 5 below, this Note shall bear interest on the due and unpaid principal amount at the rate (the “Default Rate”) equal to the lower of sixteen percent (16%) per annum or, if lower, the highest rate permitted by law

2.           Security.  This Note is secured by certain assets of Borrower pursuant to a Security Agreement of even date herewith between Borrower and Holder.

3.           Method of Repayment.  The total amount of this Note shall be paid in one payment two (2) years from the date of this Note.

4.           Prepayments.  This Note may be prepaid at Borrower’s option without the consent of the Holder, either in whole or in part, at any time and from time to time without premium or penalty.

5.           Events of Default.  For purposes of this Note, an “Event of Default” is:  (i) a failure to pay any portion of the principal amount or interest on this Note when due, (ii) any event or condition shall occur which (A) results in the acceleration of the maturity of any long-term debt (other than the Note), equipment lease line, or real estate lease of Borrower, or (B) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such long-term debt, equipment lease line, or real estate lease, or any or person acting on such holder’s behalf, to accelerate the maturity thereof; (iii) admission by the Borrower of its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency; (iv) the filing of a petition in bankruptcy by the Borrower or the execution by the Borrower of a general assignment for the benefit of creditors; (v) the filing against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more, (vi) the Borrower’s ceasing to carry on business, (vii) the sale, transfer, or other disposition of all or substantially all of the assets of the Borrower or a merger, acquisition, consolidation or similar transaction which results in the Borrower’s stockholders immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity; or (viii) a breach by Borrower of any covenant, condition, or obligation contained in the Stock Purchase Agreement of even date herewith between Borrower and Holder or the Licensing Agreement of even date herewith between Borrower and Holder.  If an Event of Default occurs, the Holder may declare all of the outstanding principal amount of this Note, including any interest due thereon, to be due and payable immediately.  The Borrower shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within two (2) days of Holder’s request.  The remedies under this Note shall be cumulative.

6.           Waivers.  No delay on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy.  No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy.  The failure of the Holder to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Holder for the future of that term, right or remedy.  No waiver of any right of the Holder hereunder shall be effective unless in writing executed by the Holder.

7.           Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

8.           WAIVER OF JURY TRIAL.  THE BORROWER AND THE HOLDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED.  EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE.

9.           Binding Effect.  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

10.           Governing Law and Venue.  This Note shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of choice of law thereunder.  The venue for any judicial or arbitration proceedings arising out of this Note or the obligations hereunder shall be in the state courts of the State of Texas located in Travis County, Texas.

11.           Compliance With Usury Laws.  As it is the intent of all parties to this transaction to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Holder shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to Borrower.  The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph.  This paragraph shall govern over all other provisions in any document or agreement now or hereafter existing.

12.           Documentary Stamp Tax Liability.  The Holder shall pay any and all documentary stamp tax and/or any other excise tax due and payable on this Note. The Holder shall further indemnify and save harmless Borrower from any documentary stamp tax or intangibles tax assessed by the State of Florida with respect to this Note, including, without limitation, any penalties and interest.

13.           Costs.  In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees an costs, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

14.           Application of Payments.  All principal, interest and any other amounts due under this Note shall be payable in lawful money of the United States of America at the place or places above stated.  All payments shall be credited first to costs and expenses, if any, incurred by Holder in collecting any amounts due hereunder, second to any late payment charges and interest accrued at the Default Rate (as defined above), third to past due interest, fourth to principal and any other amounts due hereunder.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note effective as of the date stated above.

BORROWER:

ACXESS, INC.

By:
Name:	Thomas J. Elowson
Title:	President

EXHIBIT B

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of ______, 2007, by and between AcXess, Inc., a Florida corporation ("AcXess"), and Innovative Software Technologies, Inc., a California corporation ("Secured Party").

Recitals

WHEREAS, Pursuant to that certain Stock Purchase Agreement of even date herewith among AcXess, Secured Party, Tom Elowson, Ray Leitz, and Helge Solberg (the “Stock Purchase Agreement”), AcXess has executed a Secured Promissory Note of even date herewith in favor of Secured Party in the principal amount of One Million Dollars ($1,000,000) (the “Note”).

WHEREAS, Secured Party has required, as a condition to entering into the transactions contemplated by the Stock Purchase Agreement, that AcXess grant Secured Party a first priority security interest in all of AcXess’s assets and property, and to that end has required the execution and delivery of this Agreement by AcXess.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Note and herein, the parties hereto, intending to be legally bound, agree as follows:

1.           Incorporation of Recitals, Purchase Agreement, and Note.  The foregoing Recitals, the Note, and the Guarantee Agreement, and the terms and provisions thereof, are hereby incorporated herein in their entirety by this reference.

2.           Definitions.  The following terms shall have the meanings set forth below:

“Obligations” means each and every debt, liability, and obligation of every type and description, including without limitation any debt, liability, and obligation arising under or in connection with the Note and Stock Purchase Agreement, and the related documents entered into in connection therewith, which AcXess may now or at any time hereafter owe to Secured Party, whether such debt, liability, or obligation now exists or is hereafter created or incurred and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, independent, joint, several, or joint and several.

“Security Interest” has the meaning given in Section 3.

“Collateral” means all assets and personal and fixture property of any kind and nature whatsoever now owned or hereafter acquired by AcXess, whether tangible or intangible, including without limitation all of AcXess’s right, title, and interest in and to the property and assets listed on Exhibit A, including all proceeds thereof and all increases, substitutions, replacements, additions, and accretions thereof.

3.           Security Interest. To secure payment of the Obligations, AcXess hereby irrevocably pledges and assigns to, and grants Secured Party a first priority security interest (the “Security Interest”), with power of sale to the extent permitted by law, in the Collateral.

4.           Representations and Warranties. AcXess represents and warrants as follows:

(a)   Authority.  AcXess has authority to enter into this Security Agreement and any person signing it on AcXess’s behalf has been duly authorized to take such action.

(b)   Financing Statements.  Except for the financing statements in favor of Secured Party, and the financing statements in favor of Gulf Pointe Capital, LLC, at the time of granting the security interest described herein, no financing statement covering the Collateral or any portion thereof will be on file in any public office and AcXess agrees not to execute or authorize the filing of any such additional financing statement in favor of any person, entity or governmental agency (whether federal, state or local) other than Secured Party as long as any portion of the Obligations evidenced by the Note remain unpaid.

(c)   Legal Name.  AcXess’s exact legal name is as set forth in the first paragraph of this Security Agreement.  AcXess shall not change its legal name or its form of organization without thirty (30) days’ prior written notice to Secured Party.

5.           Covenants and Agreements.  AcXess covenants and agrees as follows:

(a)   Restrictions Future Agreements.  AcXess agrees that until the Obligations shall have been satisfied in full, AcXess shall not, without Secured Party’s prior written consent, assign, transfer, encumber or otherwise dispose of the Collateral, or any interest therein, or enter into any agreement (for example, a license agreement) which is inconsistent with AcXess’s obligations under this Agreement, and AcXess further agrees that it will not take any action, or permit any action to be taken by others subject to its control, including licensees, or fail to take any action, which would affect the validity or enforcement of the rights transferred to Secured Party under this Agreement.

(b)   Defense.  AcXess shall at its own expense and using commercially reasonable efforts, protect and defend the Collateral against all claims or demands.

(c)   Maintenance.  AcXess shall at all times and at its own expense maintain and keep, or cause to be maintained and kept, the Collateral in good repair, working order, and condition; pay and discharge when due all taxes, license fees, levies and other charges upon it; and not permit it to be used in violation of any applicable law, regulation or policy of insurance.

(d)   Secured Party’s Right to Take Action.  If AcXess fails to perform or observe any of its covenants or agreements set forth in this Section 5, or if AcXess notifies Secured Party that it intends to abandon any part of the Collateral, Secured Party may (but need not) perform or observe such covenant or agreement or take steps to prevent such intended abandonment on behalf and in the name, place and stead of AcXess (or, at Secured Party’s option, in Secured Party’s own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure or prevent such intended abandonment.

(e)   Costs and Expenses.  Except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, AcXess shall pay Secured Party on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Secured Party in connection with or as a result of Secured Party’s taking action under subsection 5(d) or exercising its rights under Section 7, together with interest thereon from the date expended or incurred by Secured Party.

(f)   Power of Attorney.  To facilitate Secured Party’s taking action under subsection 5(d) and exercising its rights under Section 7, AcXess hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its representatives or agents, as the attorney-in-fact of AcXess with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse, or file, in the name and on behalf of AcXess, any and all instruments, documents, applications, financing statements, and other agreements and writings required to be obtained, executed, delivered or endorsed by AcXess under this Section 5, or, necessary for Secured Party, after an Event of Default, to enforce or use the Collateral, or to sell, assign, transfer, pledge, encumber or otherwise transfer title in or dispose of the Collateral to any third party. AcXess hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.  The power of attorney granted herein shall terminate upon the payment in full and performance of all Obligations.

6.           Events of Default. Each of the following occurrences shall constitute an event of default under this Agreement (herein called “Event of Default”):

(a)   an Event of Default, as defined in the Note, shall occur; or

(b)   AcXess shall fail promptly to observe or perform any covenant or agreement herein binding on it; or

(c)   AcXess shall fail to perform under the existing equipment lease with Gulf Pointe Capital, LLC; or

(d)   there is any levy, seizure, or attachment of all or any portion of the Collateral; or

(e)   any of the representations or warranties contained in Section 4 shall prove to have been incorrect in any material respect when made.

7.           Remedies.  Upon the occurrence of an Event of Default and at any time thereafter, Secured Party may, at its option, take any or all of the following actions:

(a)   exercise any or all remedies available under this Agreement, the Note, or the Guarantee Agreements; or

(b)   sell, assign, transfer, pledge, encumber, or otherwise dispose of the Collateral; or

(c)   incur expenses, including attorneys' fees at the regular hourly rates of Secured Party's counsel from time to time in effect, legal expenses and costs for the exercise of any right or power under this Security Agreement, which expenses are secured by this Security Agreement.

8.           Miscellaneous.  TIME IS OF THE ESSENCE in this Security Agreement.  This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party.  A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party’s rights or remedies. All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.  Secured Party shall not be obligated to preserve any rights AcXess may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of the Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of AcXess and Secured Party and their respective participants, successors, and assigns and shall take effect when signed by AcXess and Secured Party, and AcXess waives notice of Secured Party’s acceptance hereof.  This Agreement shall be governed by the internal law of the State of Florida without regard to conflicts of law provisions. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

9.           Waiver of Jury Trial:  ACXESS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ACXESS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR SECURED PARTY ENTERING INTO THIS AGREEMENT.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Security Agreement as of the date and year first written above.

SECURED PARTY:

Innovative Software Technologies, Inc.

By:
Name:	Christopher J. Floyd
Title	Chief Financial Officer

ACXESS:

AcXess, Inc.

By:
Name:	Thomas J. Elowson
Title:	President

EXHIBIT A

Collateral

(a)           All accounts, consisting of every right to payment for goods or other property of any kind sold or leased or for services rendered or for any other transaction, whether or not the right to payment has been earned by performance, and including without limitation every account receivable, all purchase orders, all interest in goods the sale or lease of which gives rise to the right to payment (including returned or repossessed goods and unpaid seller's rights), and the rights pertaining to such goods, including the right to stoppage in transit, every right to payment under any contract, and every lien, guaranty, or security interest that secures a right to payment for any of the foregoing ("Accounts");

(b)           All chattel paper, consisting of a writing or writings evidencing both a monetary obligation and a security interest in or lease of goods, together with any guarantees, letters of credit, and other security therefore ("Chattel Paper");

(c)           Deposit Accounts, as that term is defined in the Revised Uniform Commercial Code, as in effect in the State of Florida (the “UCC”);

(d)           All inventory of whatever kind, as that term is used in the UCC (“Inventory”), including without limitation all goods held by the Company for sale or lease, goods furnished or to be furnished under a contract for service, and supplies, packaging, raw materials, goods in transit, work-in-process, and materials used or consumed or to be used or consumed in the Company’s business, or in the processing, packaging, or shipping of same, all finished goods, and all property, the sale or lease of which has given rise to Accounts, Chattel Paper, or Instruments, and that has been returned to the Company or repossessed by the Company or stopped in transit, and all warranties and related claims, credits, setoffs, and other rights of recovery with respect to any of the foregoing;

(e)           All equipment, including without limitation all equipment, machinery, and other property held for use in or purchased for the Company’s business, together with all increases, parts, fittings, accessories, repair equipment, and special tools now or later affixed to, or used in connection with, that property, all transferable rights of the Company to the licenses and warranties (express and implied) received from the sellers and manufacturers of the foregoing property, all related claims, credits, setoffs, and other rights of recovery (“Equipment”);

(f)           All instruments, including without limitation every instrument of any kind, as that term is used in the UCC, and includes every promissory note, negotiable instrument, certificated security, or other writing that evidences a right to payment of money, that is not a lease or security agreement, and that is transferred in the ordinary course of business by delivery with any necessary assignment or endorsement (“Instruments”);

(g)           Investment Property, as that term is defined in the UCC (“Investment Property”);

(h)           All documents, including without limitation any paper that is treated in the regular course of business as adequate evidence that the person in possession of the paper is entitled to receive, hold, and dispose of the goods the paper covers, including warehouse receipts, bills of lading, certificates of title, and applications for certificates of title (“Documents”);

(i)           All general intangibles of any kind, as that term is used in the UCC (“General Intangibles”), and includes without limitation all intangible personal property other than Accounts, Documents, Instruments, and Chattel Paper, and includes without limitation money, contract rights, corporate or other business records, deposit accounts, inventions, designs, formulas, patents, patent applications, service marks, trademarks, trade names, trade secrets, engineering drawings, goodwill, rights to prepaid expenses, registrations, franchises, copyrights, licenses, customer lists, computer programs and other software, source code, tax refund claims, royalty, licensing and product rights, all claims under guarantees, security interests or other security held by or granted to Debtor to secure payment of any of the Accounts by an Account Debtor, all indemnification rights, and rights to retrieval from third parties of electronically processed and recorded data pertaining to any Collateral, things in action, items, checks, drafts, and orders in transit to or from Debtor, credits or deposits of Debtor (whether general or special) that are held by Secured Party;

(j)           Supporting obligations, as that term is defined in the UCC (“Supporting Obligations”); and

(k)           To the extent not listed above as original collateral, proceeds and products of the foregoing.

Without in any way limiting the generality of the foregoing, the Collateral includes all intellectual property of the Company, including its Copyrights (as defined below), Patents (as defined below), and Trademarks (as defined below).

”Copyrights” means all types of protective rights granted (or applications therefor) for any work that constitutes copyrightable subject matter recognized under federal law and all comparable rights recognized in foreign jurisdictions or conventions or by treaty.

“Patents” means all types of exclusionary or protective rights granted (or applications therefor) for inventions, patents, patent applications, and all reissues and extensions thereof and all renewals, divisions, continuations and continuations-in-part thereof, recognized under federal law and all comparable rights recognized in foreign jurisdictions or conventions or by treaty.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, internet domain names and other sources of business identifiers used in any country in the world, whether registered or unregistered, and the goodwill associated therewith, now existing or hereafter acquired, and (b) all registrations, recordings and renewals thereof, and all applications in connection therewith, issued by, filed in or otherwise recognized by a national, state, or foreign governmental authority or any foreign jurisdiction or convention or by treaty.

EXHIBIT C

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into this _____ day of ______, 2007, by and between AcXess, Inc., a Florida corporation (hereafter, "Licensor"), and Innovative Software Technologies, Inc. a California corporation (hereafter, “Licensee”).

W I T N E S S E T H :

WHEREAS, Licensor is the inventor and owner of all rights in those patents listed in Appendix A attached hereto (hereinafter, the “Invention”); and

WHEREAS, Licensee desires to acquire a non-exclusive, royalty-free, license to exploit the Invention; and Licensor is willing to grant such a license under the conditions set forth hereafter.

NOW, THEREFORE, the parties do mutually agree as follows:

1.           Definitions

(a)   “Affiliate(s)” shall mean any and all means, as to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified person or entity and, if such other person is an individual, any member of the immediate family of such individual.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(b)   “Patent(s)” shall mean those patent(s) filed for application or expected to be filed as listed in Appendix A and any U.S. or foreign patents covering “Improvements” as defined below.

(c)    “Technical Information” shall mean any and all documents containing design and technical information, engineering or production information, drawings, plans, specifications, techniques, methods, processes, trade secrets, reports, models, codes, software, works of authorship, and any and all other material and matter used by or in possession of Licensor and his Affiliates and applicable to the design, manufacture, assembly, service and sale of the Invention.  Technical Information shall not include any software code developed after the date of execution of this Agreement.

(d)    "Know-how” shall mean the general and specific knowledge, experience and information known to Licensor and his Affiliates, not in written or printed form, applicable to the design, manufacture, assembly, service and sale of the Invention.

(e)   "Improvement” shall mean any modification of a process, machine, manufacture or composition of matter that relates to the Invention, whether developed, invented, or disclosed prior to the date of this Agreement or at any time hereafter, and whether or not patented or patentable.

(f)   "Licensed Product” means any product, service, system, or process which, if made, used, sold, or commercialized by Licensee or a sublicensee would, but for Licensee's rights under this Agreement, constitute an infringement of a valid claim of a Patent in the relevant jurisdiction.

2.           Grant

(a)   Licensor hereby grants to Licensee royalty-free, non-exclusive worldwide right and license under the Patents and any Improvements to make, have made, use, sell and otherwise commercialize Licensed Products, with restricted rights on the part of Licensee to grant sublicenses.

(b)   Licensor shall furnish Licensee with all Technical Information and Know-how owned by or in the possession of Licensor which is applicable to the Licensed Products, and provide such further engineering and other technical assistance as Licensor may reasonably request in order to refine, modify, and commercialize the invention.  Licensor may charge Licensee mutually agreeable market-based rates for services provided under this section 2.2.

(c)   Licensor will immediately disclose any Improvement, modification or development of the Invention to Licensee.

(d)   Licensor hereby grants to Licensee “Best Pricing” on its current and future products and services.

3.           Sublicenses

(a)   Termination under any of the provisions of Article 6 of this Agreement shall terminate all sublicenses which may have been granted by Licensee. Any sublicense granted by Licensee shall contain provisions corresponding to those of this paragraph respecting termination.

(b)   The granting by Licensee of sublicenses under the Patents shall be in the discretion of Licensor, and Licensor shall have the power to determine whether or not to grant sublicenses, and to determine the royalty rates, terms and conditions of such sublicenses, with said decisions not to be unreasonably withheld by Licensor.

4.           Consideration for License.

As consideration for the rights and licenses granted in this Agreement, Licensor shall receive 1,500,000 shares of Licensor common stock currently held by Licensee.  Sublicense royalty rates, licensee sales commissions, and terms and conditions shall be determined from time to time by the Licensor.

5.           Records

Licensee agrees to keep records of sale or other disposition of Licensed Products by Licensee and any sublicensees with respect to which royalty payments hereunder are to be made, in sufficient detail to enable the royalties payable hereunder by Licensee to be determined, and further agrees to permit its books and records to be examined from time to time to the extent necessary to verify the reports provided for in Article 4 above, such examination to be made at the expense of Licensor by Licensor himself or any auditor appointed by Licensor.

6.           Term and Termination

(a)   This Agreement shall remain in force until the expiration of the last of the Patents to expire.

(b)   This Agreement may be terminated by the mutual written agreement of Licensor and Licensee.

7.           Infringement by Others

Licensor shall have sole authority to institute actions for infringement of the Patent(s) against third parties. Licensor shall exercise control over and bear the costs of any such actions, and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement. Licensee may, at its option, join Licensor as plaintiff in any such action; and Licensee shall cooperate fully with Licensor in any such action.

8.           Assignment

Neither this Agreement nor any license or rights hereunder shall be assignable or otherwise transferable by Licensee hereto without the prior written consent of the Licensor; provided, however, that nothing herein shall preclude or require consent for the transfer by Licensee of

(i)	any or all of its rights under this Agreement to any entity controlled by or under common control with Licensee, or

(ii)
all of its rights under this Agreement to any successor by way of merger, consolidation or the acquisition of substantially all of the business and assets of Licensee related to the Licensed Products, provided that such transferee assumes all of the obligations and liabilities of Licensee under this Agreement.

9.           Representations by Licensor

Licensor covenants, represents and warrants:

(i)	that, Licensor is the exclusive owner of all rights to the Invention that no other person or entity has any rights to the Invention;

(ii)	that Licensor is the exclusive owner of all rights to the Patents and that no other person or entity has any rights to any of the Patents;

(iii)	there are no outstanding options, licenses or agreements of any kind relating to the Invention or to the manufacture, use or sale of the Licensed Products or Improvements;

(iv)
that, except for the information contained in the Patents, the Invention has been kept secret and is not known to any third party who is not under a written agreement with Licensor to hold the information in confidence;

(v)	that Licensor can perform as set forth in this Agreement without violating the terms of any agreement he has with any third party.

10.           Indemnity

Licensor agrees to indemnify Licensee against all loss, damages or expense (including but not limited to Licensee's attorneys' fees) that Licensee may suffer or incur as a result of Licensee's exercise of its rights under this Agreement.

11.           Confidentiality

Licensor agrees that the existence of this Agreement shall be held in strict confidence, and that no information concerning this Agreement shall be disclosed by Licensor to any third party without the written consent of Licensee. Information shall not be considered confidential, nor subject to this Section 11 if it can be demonstrated to have been in the public domain prior to the date of the disclosure of such information to Licensee by Licensor, or to have become part of the public domain by publication of a Patent or by any other means except an unauthorized act or omission by Licensor.

12.           Miscellaneous

(a)   This Agreement constitutes the entire understanding and agreement of and between the parties with respect to the subject matter hereof, and supersedes all prior representations and agreements; and there are no conditions to this Agreement which are not set forth herein.

(b)   This Agreement shall not be modified or varied by any oral agreement or representation or otherwise than by an instrument in writing of subsequent date hereto duly executed by the parties.

(c)   Failure of either party to insist upon strict performance of any of the covenants, terms or conditions of this Agreement shall not be deemed to be a waiver of any other breach or default in the performance of the same or any other covenant, term or condition contained therein; and the waiver of any breach of this Agreement by either party hereto shall in no event constitute a waiver as to any future breach, whether similar or dissimilar in nature.

(d)   All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt.  The respective addresses to be used for all such notices, demands or requests are as follows:

(i)             If to Licensee:

Innovative Software Technologies, Inc.
Attn: Christopher J. Floyd
911 Ranch Road 620 North, Suite 204
Austin, TX  78734
Fax:  866-887-0582

Or to such other person or address as Licensee shall furnish to Licensor in writing.

If to Licensor:

AcXess, Inc.
Attn:  Thomas J. Elowson
3701 FAU Blvd., Suite 210
Boca Raton, FL  33431
Fax:

Or to such other person or address as Licensor shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

(e)   This Agreement shall be governed and construed in accordance with the laws, without reference to principles of conflicts of laws, of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement below.

AcXess, Inc.

Thomas J. Elowson
President

Innovative Software Technologies, Inc.

Christopher J. Floyd
Chief Financial Officer

APPENDIX A – PATENTS

For the purposes of this Agreement, Intellectual Property shall mean the following:

1.      Patent Pending:

SYSTEM AND METHOD FOR PROVIDING BUSINESS CONTINUITY THROUGH SECURE E-MAIL

Filed on or about February 7, 2007

2.      Patent to be filed:

SYSTEM AND METHOD FOR WORKING IN A VIRTUALIZED COMPUTING ENVIRONMENT THROUGH SECURE ACCESS

Expected to be filed on or about 45 days after signing of this agreement.